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                                                                       EXHIBIT 5


                 [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]


                                April 20, 1998

Vulcan Materials Company
One Metroplex Drive
Birmingham, Alabama 35209

     Re:  Form S-3 Registration Statement

Ladies and Gentlemen:

     We have acted as special counsel to Vulcan Materials Company, a New Jersey corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 375,000 shares (the "Shares") of the Company's common stock, $1.00 par value ("Common Stock"), which are being offered by certain shareholders (the "Selling Shareholders") of the Company. The Selling Shareholders will acquire the Shares upon the consummation of the acquisition of C.W. Matthews Quarries, Inc., a Georgia corporation ("C.W. Matthews"), pursuant to the terms of that certain Asset Purchase Agreement and Plan of Reorganization (the "Asset Purchase Agreement") dated September 24, 1997, as amended by the First Amendment to the Asset Purchase Agreement dated December 19, 1997, and the Second Amendment to the Asset Purchase Agreement dated January 15, 1998, (collectively, the "C.W. Matthews Agreement"), under which the Company will acquire certain assets of C.W. Matthews, including the rights to the Bellwood and Rockmart Quarries (as therein defined) in consideration for the Shares. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The opinion hereinafter set forth is given to the Commission at the request of the Company pursuant to Item 16 of Form S-3 and Item 601(b) (5) of Regulation S-K.

     We have examined the Articles of Incorporation of the Company, the Bylaws of the Company, records of proceedings of the Board of Directors, committees thereof, and
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the shareholders of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and the Asset Purchase Agreement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, such as certificates of public officials, officers of the Company, the Selling Shareholders and other persons, and such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents admitted to us as originals, the conformity to original documents of all documents submitted to us as certified, informed, photostatic or facsimile copies, and the authenticity of the originals of such copies, and we have assumed all certificates of the public officials to have been properly given and to be accurate.

     As to factual matters relevant to this opinion letter, we have relied upon representations and warranties as to factual matters contained in certificates and statements of Company and certain public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly we do not express any opinions as to matters that might have been disclosed by independent verification.

     On the basis of the foregoing and subject to the limitations set forth herein, we are of the opinion that, upon issuance and delivery of the Shares as provided in the Asset Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable by the Company.

     Members of this firm are licensed to practice law in the State of Georgia and before the federal courts that have jurisdiction in the State of Georgia, and we express no opinion with regard to any law other than the laws of State of Georgia. Where necessary for purposes of rendering this opinion, we have assumed that the substantive laws of the State of New Jersey are substantially similar to the substantive laws of the State of Georgia which would govern the matters covered by this opinion.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

     This opinion letter is being furnished by us to the Company and the Commission solely for the benefit of the Company and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon any other person, or by the Company or the Commission for any other purpose, without our expressed written consent. The only opinion rendered by us consists of those matters set forth in the fifth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.

                                             Sincerely,


                                             ALSTON & BIRD LLP


                                             By: /s/ Alexander W. Patterson
                                                 ------------------------------
                                                 A Partner


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